Exhibit 22.1

GUARANTOR SUBSIDIARY

As of June 30, 2020, Waste Management Holdings, Inc. (“WM Holdings”), a Delaware corporation and a direct wholly-owned subsidiary of Waste Management, Inc. (“WMI”), has fully and unconditionally guaranteed all registered Senior Notes issued by WMI, as listed below. Additionally, WMI has fully and unconditionally guaranteed the 7.10% Senior Notes due 2026 issued by WM Holdings.

Principal Amount Issued		Interest Rate (per annum)	Maturity Date
$600 million		7.00%	7/15/2028
$250 million		7.375%	5/15/2029
$500 million		7.75%	5/15/2032
$600 million		6.125%	11/30/2039
$400 million		4.60%	3/1/2021
$500 million		2.90%	9/15/2022
$350 million		3.50%	5/15/2024
$600 million		3.125%	3/1/2025
$450 million		3.90%	3/1/2035
$750 million		4.10%	3/1/2045
$500 million		2.40%	5/15/2023
$750 million		3.150%	11/15/2027
$750 million		2.950%	6/15/2024
$750 million	*	3.200%	6/15/2026
$1 billion	*	3.450%	6/15/2029
$500 million	*	4.000%	6/15/2039
$1 billion	*	4.150%	6/15/2049

* WMI redeemed each of these series of Senior Notes in full on July 20, 2020, as required by the special mandatory redemption provisions of each series of such Senior Notes.